Exhibit 21.1

SUBSIDIARIES OF AFFINIA GROUP INTERMEDIATE HOLDINGS INC.

Subsidiary Name	Jurisdiction of Organization
Affinia Argentina S.A.	Argentina
Affinia Automotiva Ltda.	Brazil
Affinia Canada GP Corp.	Delaware
Affinia Canada L.P.	Canada
Affinia Canada ULC	Alberta
Affinia Cayman Corp.	Cayman Islands
Affinia Group Inc.	Delaware
Affinia International Holdings Corp.	Delaware
Affinia International Inc.	Delaware
Affinia Luxembourg Finance S.a.r.l.	Luxembourg
Affinia Netherlands Holdings B.V.	Netherlands
Affinia Products Corp LLC	Delaware
Affinia Southern Holdings LLC	Delaware
Affinia Trading (Shanghai) Co., Ltd.	China
Affinia Venezuela C.A.	Venezuela
AGSA Venezuela Distribucion C.A.	Venezuela
Arvis Ltda	Uruguay
Automotive Brake Company Inc.	Delaware
Fanacif S.A.	Uruguay
Farloc Argentina S.A.I.C.y F.	Argentina
Longkou Wix Filtration Co., Ltd.	China
Pellegrino Distribuidora Autopecas Ltda.	Brazil
QH Talbros Limited	India
W.F. Distribución, S.A. de C.V.	Mexico
Wix Commercial Distribution C.A.	Venezuela
Wix Filtration Corp LLC	Delaware
Wix Filtration Hong Kong Limited	Hong Kong
Wix-Filtron Sp. Zo.o.	Poland
Wix-Filtron Ltd.	Ukraine
Wix-Filtron LLC	Russia